Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111860) of Cascade Corporation of our report dated June 30, 2008, relating to the financial statements and schedule of Cascade Corporation Savings and Investment Plan, which appears in this Form 11-K for the year ended December 31, 2007.

PricewaterhouseCoopers LLP

Portland, Oregon

June 30, 2008